EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-57991) pertaining to the Individual Account Retirement Plan for Bargaining Unit Employees at the Cooper Cameron Corporation Buffalo, New York Plant of our report dated June 7, 2004, with respect to the statement of net assets available for benefits of the Individual Account Retirement Plan for the Bargaining Unit Employees at the Cooper Cameron Corporation Buffalo, New York Plant included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas
June 23, 2005